Exhibit 99.1
Wintrust Financial Corporation Announces Pricing of $296.2 Million Aggregate Underwritten Public Offerings of Common Stock and Tangible Equity Units
LAKE FOREST, Ill., Dec 7, 2010 (GlobeNewswire via COMTEX) —
Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq:WTFC) today announced the pricing of 3,205,128 shares of common stock and 4,000,000 million tangible equity units, with a stated amount per unit of $50. The common stock priced at $30.00 per share, generating net proceeds of approximately $91.1 million. The tangible equity units priced at $50 each, generating net proceeds of approximately $193.6 million. Wintrust has granted the underwriters 30-day options to purchase up to an additional 480,769 shares of common stock and 600,000 tangible equity units, each to be offered to cover over-allotments, if any.
Each tangible equity unit is composed of a prepaid stock purchase contract and a junior subordinated amortizing note. Each stock purchase contract has a settlement date of December 15, 2013 and will settle for between 1.3333 shares and 1.6666 shares of Wintrust common stock, subject to adjustment as described in the final prospectus relating to the tangible equity unit offering. The amortizing notes will pay equal quarterly installments of $0.94 per amortizing note other than the first installment payment which will be $0.99 per amortizing note. The payments in the aggregate will be equivalent to a 7.5% cash payment per year with respect to each $50 stated amount of tangible equity units, and the amortizing notes have a final scheduled installment payment of December 15, 2013. Wintrust has the right to defer installment payments on the amortizing notes at any time and from time to time but not beyond December 15, 2015.
Subject to approval by Wintrust’s regulators, Wintrust intends to use the net proceeds from the offerings to redeem all of the shares of its Fixed Rate Cumulative Preferred Perpetual Preferred Stock, Series B, which was issued and sold to the U.S. Treasury under its Capital Purchase Program. Wintrust will use any excess proceeds for general corporate purposes. If Wintrust is unable to redeem the Series B Preferred Stock, it intends to use the net proceeds of the offerings for general corporate purposes.
BofA Merrill Lynch is acting as sole book-running manager and RBC Capital Markets, LLC, Sandler O’Neill + Partners, L.P. and Wells Fargo Securities are acting as co-managers for the tangible equity unit offering. BofA Merrill Lynch and Sandler O’Neill + Partners, L.P. are acting as joint book-running managers and RBC Capital Markets, LLC and Wells Fargo Securities are acting as co-managers for the common stock offering.
This press release shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the tangible equity units will only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained from BofA Merrill Lynch, Four World Financial Center, New York, New York 10080, Attn: Preliminary Prospectus Department or email dg.prospectus_requests@baml.com. The offering of the common stock will only be made by means of a separate prospectus and a related prospectus supplement, copies of which may be obtained from BofA Merrill Lynch at the address above or Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, New York 10022 or by calling (866) 805-4125.
About Wintrust
Wintrust is a financial holding company with assets in excess of $14 billion whose common stock is traded on the NASDAQ Global Select Market (Nasdaq:WTFC). Wintrust operates fifteen community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. Currently, Wintrust operates more than 85 banking offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Wintrust’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in each of Wintrust’s preliminary prospectus supplements dated December 6, 2010, Wintrust’s Annual Report or Form 10-K for the most recently ended fiscal year and in Wintrust’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
This news release was distributed by GlobeNewswire, www.globenewswire.com
SOURCE: Wintrust Financial Corporation
CONTACT: Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President
& Chief Operating Officer
(847) 615-4096
www.wintrust.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Wintrust Financial Corp.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.